UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2013

PARTY CITY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-173690	20-1033029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road Elmsford, New York	10523
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 3, 2013, the Board of Directors (the “Board”) of Party City Holdings Inc. (“Party City”) increased the size of the Board from eight to nine directors and appointed Lawrence P. Molloy to the Board. Mr. Molloy also will serve as Chairman of the Audit Committee. Mr. Molloy will serve for a one-year term, renewable in accordance with Party City’s charter and by-laws.

Mr. Molloy, 52, has served in various leadership and financial executive roles, primarily in the retail sector, over the last several years. Mr. Molloy was the Chief Financial Officer of PetSmart, Inc. from September 2007 to June 2013. In 2011, he was named Institutional Investors CFO of the Year for Specialty Retail. Prior to joining PetSmart, Mr. Molloy was employed by Circuit City Stores, Inc. from September 2003 to September 2007, where he served as Director of Financial Planning and Analysis (2003-04), Vice President, Financial Planning and Analysis (2004-06) and Chief Financial Officer of Retail (2006-07). Previously, he also served in various leadership, planning and strategy roles for Capital One Financial Corporation, AGL Capital Investments, LLC, Deloitte & Touche Consulting Group and the U.S. Navy. He served ten years in the Navy as a fighter pilot, later retiring from the Navy Reserve with a rank of Commander. He earned a B.S. from the U.S. Naval Academy and an MBA from the Darden Graduate School of Business at the University of Virginia. Mr. Molloy also serves as a director of Sprouts Farmers Market, Inc., a specialty retailer of natural and organic food (NASDAQ GS: SFM), as well as its Audit (Chair), Compensation and Nominating and Corporate Governance Committees.

Mr. Molloy will receive: (i) an annual cash retainer of $50,000, paid quarterly in arrears and pro-rated for any partial year; (ii) an annual grant of stock options, subject to his continued service on the grant date and (iii) reimbursement for customary expenses for attending Board and committee meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTY CITY HOLDINGS INC.

Date: December 6, 2013	By:	/s/ Michael A. Correale
Michael A. Correale
Chief Financial Officer

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